PERFORMANCE AWARD,OPTION & EMPOYMENT AGREEMENT

AGREEMENT is made this 23rd day of July, 1996 by and between Connecticut Bank of Commerce, a corporation organized and existing under the laws of the State of Connecticut, having its principal office and place of business at 612 Bedford Street, Stamford, Connecticut (the
"Corporation"), and Dennis Pollack, residing at 99 Apple Ridge,
Woodcliff Lake, New Jersey (the "Executive").

WHEREAS, the Corporation desires to retain Executive for the purposes set hereinafter set forth ;and WHEREAS, the Executive desires to accept such engagement upon the terms and conditions hereinafter set forth; WHEREAS, the Executive and Corporation agree that this agreement supersedes any previous employment correspondence.
NOW, THEREFORE, in consideration of the mutual covenants contained herein, it is hereby agreed as follows:
1. Duties - Upon the Effective Date of this Agreement, as hereinafter defined, the Corporation shall employ Executive. Executive shall devote his full business time and efforts to the business of the Corporation. Executive shall have President and Chief Executive Officer title and responsibility, be a member of the Corporation's Board, and specifically have executive management responsibility of the affairs of the Corporation subject to the control of the Board. The President and Chief Executive Officer shall have such other powers and perform other duties as are incident to the office of the
President and Chief Executive Officer and as from time to time may be assigned or delegated to him under the By-laws of the Corporation or by the Board.
2. Term - The Term of this Agreement shall be for a period commencing on the date hereof (the "Effective Date") and ending December 31, 1999.
3.   Compensation - During the Term of Employment, the Employer shall pay
to the Executive as compensation for the services to be rendered by him hereunder the following:
(a) The Employer shall pay to the Executive a base salary of one hundred sixty thousand dollars per year.
(b) In addition, the Executive shall receive an annual increase in salary on each anniversary date of hire in an amount set by the Board.
(c) In addition, Corporation shall provide the Executive with an automobile on a grossed up, after tax basis including all costs incidental thereto, such as maintenance, repairs, and insurance. The Corporation shall further provide
Executive with use of an apartment, bank ORE property, or
hotel accommodations, on a grossed up, after tax basis.
4. Performance Award Bonus - In addition to the base salary set forth above, the Executive shall be entitled to the following performance bonus to a maximum of $60,000 for the year ending December 31, 1996 and to a maximum of 50% of base salary for each subsequent year unless otherwise increased by the Board of Directors of the Employer. The performance bonus for the period ending December 31, 1996 will be based on the period beginning March 31, 1996. For subsequent years, the performance bonus will be based on the twelve month period ending December 31. All bonuses will be based on the following goals and percentage of base salary:
Net Income 50% of salary for achieving budgeted net income as provided for in Executive provided financial plan. Each percentage point over or under plan will result in a corresponding percentage point increase or decrease in bonus. For example, exceeding plan by two percent will result in an additional two percent bonus allocation.
Operating Expense Reductions
5% of total operating expense reductions achieved.
Asset Quality
10% of base salary for each $500,000 reduction, or part thereof, in NonPerforming Assets, defined as Non-accruals, OREO, and ISF loans. Liability Mix
15% of base salary for each $500,00 increase, or part thereof, in DDA/MMA account balances.
This performance bonus will be payable within 30 days of the year end. Commencing on the second year of employment, employer will also pay the pro rata share of any performance award bonus that would have been earned had Executive been employed as of December 31, 1997, provided the Executive has not been terminated for cause. For example, if Executive was terminated as of August 30, 1997, Executive would be due 8/12 of any performance award bonus based on the above goals and the Bank's December 31,1997 performance.
 5. Incentive Stock Options - The Corporation's Parent, CBC Bancorp, Inc., will grant to the Executive on the Effective Date of the Agreement options to purchase the Parent common stock (the "Stock Options") in accordance with the terms and conditions of the Stock
Option Agreement (the "Stock Option Agreement"), dated of even date hereof, by and between Parent and the Executive.  The Stock
 Option Agreement will provide for the
grant of Stock Options representing 5% of the issued and outstanding shares of parent common stock on the date of grant (subject to adjustment thereafter under certain circumstances) which Stock Options shall vest at the rate of 1.25% of the issued and outstanding shares of parent common stock for each year of employment of the Executive by the Corporation. The Stock Options shall be convertible under certain circumstances (as set forth in the Stock Option Agreement) into options to purchase shares of common stock of the Corporation.
6. Reimbursement for Expenses - The Corporation will reimburse the Executive for all reasonable and necessary expenses incurred by him in carrying out his duties under this Agreement. Executive shall present to the Corporation, upon request for reimbursement of such expenses, an itemized account of such expenses, in such form as the Corporation shall reasonably require.
7. Resignation - If without the prior written consent of the Executive, the Corporation shall materially change the Executive's position from that of President and Chief Executive Officer, by materially altering the duties, responsibilities or authority of the Executive by demotion from those in effect on the Effective Date, the Executive may, upon 120 days written notice, elect resign his position with the Bank. In the event of such a resignation, the Corporation shall pay the Executive on the effective date of such resignation: (i) a grossed up after tax lump sum cash payment in an amount equal to 50% of the Executive's annual salary in effect on the date of such notice, and (ii) a lump sum cash payment in an amount equal to the Executive's annual salary in effect on the date of such notice as computed on a daily business day basis multiplied by the number of Executive's accrued vacation days.
8. Termination of Employment
(a) For Cause - Corporation may terminate the Executive's employment at any time "for cause".
(b) Death or Disability - the Executives employment shall terminate in the event of his death and may be terminated by Corporation in the event of his physical or mental inability to perform the duties of President and Chief Executive Officer, provided such inability shall have continued for a period of six (6) consecutive months. In the event of death, Executive's estate will be paid any accrued salary not paid and death benefits routinely provided to other senior officers of the Corporation. In the event of any disability, Executive will be provided full compensation for six months, seventy five percent for next six months, and fifty percent for next six months.
(c) Change of Control - Notwithstanding any other provision of this Agreement, in the event that the Corporation shall terminate the Executive's employment, for any reason, except "for Cause", or if the Executive shall resign his position pursuant to the Resignation subsection of this Agreement, at any time after a "Change in Control" of the Corporation has occurred, as hereinafter defined, the Corporation shall pay to the Executive on the date of such termination (i) a lump sum cash payment in an amount equal to two times the Executive's annual salary in effect on the date immediately preceding the date of such "Change in Control" or on the date of termination, whichever is greater, (ii) a lump sum cash payment in an amount equal to the Executive's annual salary computed on a daily business day basis times the number of accrued vacation days to the date of such termination, and (iii) all stock options previously granted hereunder or under separate Stock Option Agreement shall be immediately exercised. Any and all payments made to Executive will be on a grossed up after tax basis. For the purpose of this Section, the following definitions shall apply: "Change of Control" means (i) any merger or consolidation of the Corporation or Bank with or into, or any sale, lease, exchange, transfer or other disposition of all or any substantial part of the assets of the Corporation or Bank to voting securities of the Corporation of, any person or group of persons acting in concert, any class of which did not own or control 50.1% or more of voting securities of the Corporation prior to such merger or consolidation with or sale, lease, exchange, transfer or other disposition of all or substantially all the assets of the Corporation or Bank,(ii) the acquisition by any person or group of persons acting in concert of beneficial ownership of 50.1% or more of any class of voting securities of the Corporation, or (iii) the acquisition by any person or group of persons acting in concert, directly or indirectly through the use of proxies or otherwise, of the ability to elect or appoint a majority of the Board of Directors of the Corporation. "Person" means any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity, as well as any group of Persons Acting in Concert. "Group of Persons Acting in Concert" means a group of persons who (i) knowingly participate in a joint activity or conscious parallel action towards a common goal, whether or not pursuant to an express agreement; or (ii) combine or pool voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise.
9. Assignments
(a) The rights and obligations of the Executive under this
Agreement are personal and may not be assigned; provided, however, that any benefits provided to the Executive hereof shall inure to and may thereafter be enforced by the Executive's heirs, executors, administrators and personal representatives.
(b) This Agreement shall be binding upon, shall be assumed by and shall inure to the benefits of Corporation's successors and assigns, whether by reason of consolidation, merger, sale or transfer of all or substantially all of the assets of the Corporation, or otherwise.
10. Notices - Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be mailed by registered mail or delivered against receipt to the parties and addresses set forth below, or to such other address as the party shall have furnished in writing in accordance with this paragraph. Any notice or other communication mailed by registered mail shall be deemed given at the time of registration thereof. If to
Corporation:
Chairman of the Board
Connecticut Bank of Commerce
612 Bedford Street
Stamford, Connecticut 06901
With Copy to:
Thomas Gallagher, Esq.
66 Larchmont Avenue
Larchmont, New York 10538
To the Executive:
Dennis Pollack
99 Apple Ridge
Woodcliff Lake, New Jersey 07675
11. Arbitration - Any controversy or claim arising out of or relating to this Agreement shall be settled by arbitration in accordance with the Rules of the American Arbitration Association, and the parties hereby consent to the jurisdiction of the Supreme Court of the State of Connecticut, and judgment upon the award rendered in such arbitration may be entered in any court having jurisdiction thereof.
12 Entire Agreement - This Agreement contains the entire understanding between the parties and supersedes all prior understandings of the parties in connection therewith. No covenant, representation or condition not expressed in this Agreement shall affect or be effective to interpret, change or restrict the express provisions of this Agreements.
13. Severability - In the event that any term or condition contained in this Agreement shall for any reason be held by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other term or condition of this Agreement, but this Agreement shall be construed as if such invalid or illegal or unenforceable term or condition had never been contained herein.
14. Governing Law - This Agreement shall be governed by and in accordance with the laws of the State of Connecticut.
15.Modiction - This Agreement shall not be modified or amended in any respect, except by a written instrument signed by the parties hereto.
IN WITNESS WHEREOF, Corporation has caused this Agreement to be signed by the bank's Senior Vice President and Chief Accounting Officer, authorized to do so by the bank's Board of Director's as reflected in Board minutes of a meeting held, on July 23, 1996, in Westport, Connecticut and the Executive hereunder set his hand on the day and year first above written.
CONNECTICUT BANK OF COMMERCE
BY:/s/ Barbara Van Bergen
ITS: Senior Vice President
DENNIS POLLACK